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           SHERIDAN SQUARE ENTERTAINMENT, L.L.C. D/B/A ARTEMIS RECORDS
                                130 Fifth Avenue
                                   7th Floor
                               New York, NY 10011

                             As of December __, 1999

Antra Music Group, Inc.
1515 Locust Street
Philadelphia 19102

Gentlemen:

         Reference is hereby made to that certain distribution agreement between Sheridan Square Entertainment L.L.C. d/b/a "Artemis Records" ("Distributor") and Antra Music Group, Inc. ("you" or "your") dated as of July 29, 1999 (the "Agreement"). When executed, the following shall constitute an amendment (the "Amendment") to the Agreement. Except as otherwise provided for herein, the terms used in this Amendment shall have the same meanings and definitions ascribed to them in the Agreement

         1. You and Distributor hereby acknowledge that contemporaneously herewith, the parties are entering into a joint venture agreement (the "LLC Agreement") to form and operate a record company business. You and Distributor further acknowledge that other than master recordings pursuant to the LLC Agreement, the rights granted to Distributor pursuant to the Agreement shall be exclusive.

        2. Subject to the terms of the Agreement, promptly following the complete execution hereof (but in no event later than ten (10) Days from the date hereof, Distributor shall pay to you Eight Hundred Thousand ($800,000) Dollars as an advance against all monies under this Agreement (the "Advance").

        3. Paragraph 1.01 is hereby deleted in its entirety and replaced by the following:

            "(a) The term ("Term") of the Agreement shall be deemed to have commenced as of July 28th, 1999 and shall be continue for a period of three (3) years from the date hereof. Notwithstanding the foregoing, Distributor will have the right to exploit each Applicable Album for no less than two (2) years after the initial United States release of the Applicable Album concerned.

            (b) For the purposes of this Agreement: (i) "Applicable Album(s) shall mean one (1) album by the artist professionally known as "Sheeba and Black", one (1) album by the artist collectively professionally known as "Kurupt" and any other albums that are owned or controlled, in whole or in part, directly or indirectly by you other than Albums delivered to Distributor

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            pursuant to the LLC Agreement; and (ii) "Related Records" shall mean all master recordings contained on the Applicable Album(s) and all Records derived in their entirety from any Applicable Album."

         4. (a) The following subparagraph is deemed added to paragraph 2.01:

            "(c) You agree that Distributor shall not be required to initially release for distribution more than eight (8) Applicable Album(s) during each Contract Year of the Term. Without limitation of the foregoing, the scheduling of such Applicable Albums shall be subject to the mutual approval of you and Distributor."

        (b) The first sentence of paragraph 2.02 shall be deemed deleted in its entirety and replaced by the following:

            "Notwithstanding anything to the contrary contained herein, Distributor shall not be obligated to distribute (or, if distribution has already commenced, may cease to distribute) any Applicable Album or Related Record embodying any Recording or other material which (i) in Distributor's good faith judgment infringes upon the rights of any other Person or is in contravention of law or advocates illegal activity; (ii) constitutes a breach by you of any warranty, representation or covenant contained herein; (iii) denigrates a given race, religion, ethnic background or sexual orientation in a manner not subject to excuse or explanation by virtue of the fact that the performer shares the same race, religion, ethnic background or sexual orientation, (iv) the rights to distribute such Applicable Album or Related Record would expire on the earlier of (A) June 30, 2002; or (B) one year after the commercial release of such Record in the United States, or (v) is rejected for distribution by RED Distribution, Inc. ("RED") based on any of the foregoing criteria."

         5. Paragraph 3.03 is hereby deleted and replaced by the following:

            "Distributor will administer and advance, on your behalf, coop advertising for Albums and Related Records distributed hereunder up to an amount mutually approved by you and Distributor, it being understood that coop advertising not in excess of four percent (4%) of Gross Sales hereunder is hereby deemed approved. Any such coop advertising costs incurred by Distributor shall be deducted from Net Proceeds payable hereunder."



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         6. The following sentence shall be deemed to be added to the end of subparagraph 4.01(c):

            "Without limitation of the foregoing, at your request, during each Contract Year of the Term, Distributor will administer and advance, on your behalf, independent promotion costs incurred in connection with up to four (4) Applicable Album(s) designated by you, up to an amount approved in writing by Distributor. In connection with any such Applicable Album that is a "pop" or "urban" album (as such terms are generally understood in the music industry), independent promotion costs not in excess of $50,000 are hereby deemed approved. In connection with any such Applicable Album that is a "crossover album" (as such term is generally understood in the music business), additional independent promotion costs not in excess of $25,000 are hereby deemed approved. Any such independent promotion costs incurred by Distributor shall be deducted from Net Proceeds payable hereunder.

         7. The third and fourth sentences of paragraph 6.04 are deemed deleted and replaced by the following:

            "Without limitation of the foregoing, Manufacturing Charges shall be administered and advanced on your behalf by Distributor and such Manufacturing Charges (and any interest accrued thereon) shall be deducted from Net Proceeds payable hereunder."

         8. Upon receipt of your request, Distributor will provide you with redacted statements from its distributor solely with respect to the distribution of Applicable Albums and Related Records.



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        Except as specifically modified herein, the Agreement remains in full force and effect, is binding by its terms, and is hereby ratified and confirmed as though set forth at length herein.

        WITNESS, the due execution hereof.

SHERIDAN SQUARE ENTERTAINMENT, L.L.C.



By: /s/ Daniel Goldberg
   ----------------------------------------
   An Authorized Representative


ANTRA MUSIC GROUP, INC.

By: /s/ Joseph M. Marrone
   ---------------------------------------
   An Authorized Representative



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